SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549





                           FORM 8-K


                        CURRENT REPORT
                Pursuant to Section 13 or 15(d)
            of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    September 22, 1997


                 Commission file number 0-6237


                  THE ZIEGLER COMPANIES, INC.
    (Exact name of registrant as specified in its charter)


           Wisconsin                             39-1148883
(State or other jurisdiction of              (I.R.S. Employer
 incorporation or organization)             Identification No.)


       215 North Main Street, West Bend, Wisconsin 53095
 (Address of principal executive offices)          (Zip Code)


Registrant's telephone number, including area code:  (414) 334-5521

Item 5.Other Events.

     The Registrant issued the following press release today at approximately 3:00 PM CDT:

     WEST BEND, WIS. - The Ziegler Companies, Inc. (AMEX: ZCO), a financial services holding company, said that it filed suit in federal court today against First Fidelity Acceptance Corp., of Plano, Texas, and one of its affiliates; Ziegler also announced it expects to take a write-off in the third quarter related to its business dealings with those companies.

     Commenting on the First Fidelity transactions, Peter D. Ziegler, president and CEO of The Ziegler Companies, Inc., said, "We are taking the charge in the third quarter because of the uncertainty of collection of First Fidelity obligations. These obligations to Ziegler include amounts receivable on a portfolio of automobile loans which Ziegler purchased from First Fidelity and a separate loan to a First Fidelity subsidiary. The after-tax effect of this loss is expected to be $1,350,000. We are continuing our attempts to collect on these obligations by asserting our claims in federal court."

     As a result of this write-off, The Ziegler Companies, Inc., expects to report a loss for its third quarter ending September 30, 1997. Mr. Ziegler noted that the company's operations in the third quarter, absent the First Fidelity loss, continued to be satisfactory and profitable.

     The board of directors of The Ziegler Companies, Inc. has declared a regular quarterly dividend of 13 cents per share on the company's common stock. The dividends will be payable on October 17, 1997, to shareholders of record on October 3, 1997.

     The Ziegler Companies, Inc. is a financial services holding company headquartered in West Bend, Wis. It owns eight subsidiary companies. Ziegler stock is traded on the American Stock Exchange under the symbol ZCO.







                          SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                THE ZIEGLER COMPANIES, INC.
                                Registrant


                                By: /s/ S. Charles O'Meara
                                     S. Charles O'Meara
                                     Senior Vice President and
                                     General Counsel



Dated:    September 22, 1997